Exhibit 23

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement Nos. 33-50447 and 333-54025 of Columbus Southern Power Company on Form S-3 of our reports dated February 26, 2001, appearing in and incorporated by reference in this Annual Report on Form 10-K of Columbus Southern Power Company for the year ended December 31, 2000.


Deloitte & Touche LLP
Columbus, Ohio
March 28, 2001